Exhibit 3.1

Certificate of Incorporation

of

Oncobiologics, Inc.

ARTICLE I

The name of this corporation is Oncobiologics, Inc. (the “Corporation”).

ARTICLE II

The registered agent and the address of the registered office in the State of Delaware are:

United Corporate Services, Inc.
874 Walker Road, Suite C
Dover, County of Kent

Delaware 19904

ARTICLE III

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 100,000,000 shares of Common Stock, $0.01 par value per share (“Common Stock”), and (ii) 50,000 shares of Preferred Stock, $0.01 par value per share (“Preferred Stock”).

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

4.1.          COMMON STOCK

(a)          General.    The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein.

(b)          Voting.    The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings); provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to the Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation or pursuant to the DGCL. There shall be no cumulative voting. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

4.2.          PREFERRED STOCK

(a)          Series of Preferred Stock.

20,000 shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated “Series A Preferred Stock” with the following rights, preferences, powers, privileges and restrictions, qualifications and limitations. The remaining authorized Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation is hereby expressly authorized to provide for the issuance of all or any number of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the DGCL. The Board of Directors is also expressly authorized to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Corporation entitled to vote thereon.

(b)          Dividends.

Dividends may be paid on the capital stock of the Corporation as and when declared by the Board of Directors.

(c)          Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

(1)         Preferential Payments to Holders of Series A Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the greater of (i) the Series A Original Issue Price, plus any dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of Series A Preferred Stock been converted into Common Stock pursuant to Section 4.2(e) immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event (the amount payable pursuant to this sentence is hereinafter referred to as the “Series A Liquidation Amount”). If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A Preferred Stock the full amount to which they shall be entitled under this Subsection 4.2(c), the holders of shares of Series A Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. The “Series A Original Issue Price” shall mean $1,000.00 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock.

(2)         Payments to Holders of Common Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, after the payment of all preferential amounts required to be paid to the holders of shares of Series A Preferred Stock, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of shares of Common Stock, pro rata based on the number of shares held by each such holder.

(3)         Deemed Liquidation Events.

(i)          Definition.    Each of the following events shall be considered a “Deemed Liquidation Event”:

(A)         a merger or consolidation in which

(I)         the Corporation is a constituent party or

(II)        a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation,

except (x) any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least 50%, by voting power, of the capital stock of (1) the surviving or resulting corporation; or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation and (y) any such merger effected exclusively for the purposes of changing the domicile of the Corporation; or

(B)         the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger, consolidation or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

(ii)         Effecting a Deemed Liquidation Event.

(A)         The Corporation shall not have the power to effect a Deemed Liquidation Event referred to in Section 4.2(c)(3)(i)(A)(I) unless the agreement or plan of merger or consolidation for such transaction (the “Merger Agreement”) provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 4.2(c)(1) and (2).

(B)         The Corporation shall give each holder of record of Series A Preferred Stock written notice of any Deemed Liquidation Event not later than 20 days prior to the stockholders’ meeting called to approve such transaction, or 20 days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 4.2(c), and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than 20 days after the Corporation has given the first notice provided for herein or sooner than 10 days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Series A Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all then outstanding shares of Series A Preferred Stock.

(iii)        Amount Deemed Paid or Distributed. The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale, transfer, exclusive license, other disposition or redemption shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity. The value of such property, rights or securities shall be determined in good faith by the Board of Directors of the Corporation. If any asset distributed to the holders of capital stock of the Corporation is other than cash, its value shall be deemed its fair market value. Any securities shall be valued as follows:

(A)         Securities not subject to investment letter or other similar restrictions on free marketability:

(I)         If traded on a securities exchange or through the NASDAQ

National Market System, the value shall be deemed to be the average of the closing bid prices of the securities on such exchange over the 30-day period ending 3 days prior to the closing;

(II)        If actively traded over-the-counter, the value shall be deemed to be the average of the high bid or sale prices (whichever is applicable) over the 30-day period ending 3 days prior to the closing; and

(III)       If there is no active public market, the fair market value shall be determined in good faith by the Board of Directors of the Corporation.

(B)         The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in clauses (I), (II) and (III) above to reflect the appropriate fair market value thereof, as determined in good faith by the Board of Directors, but in no event shall the value determined in accordance with this clause (B) be greater than 50% of the market value determined by clauses (I), (II) and (III) above.

(4)         Non-Compliance. In the event the requirements of this Section 4.2(c) are not complied with, the Corporation shall forthwith either:

(i)          cause such closing to be postponed until such time as the requirements of this Section 4.2(c) have been complied with; or

(ii)         cancel such transaction, in which event the rights, preferences and privileges of the holders of the Series A Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in Section 4.2(c)(3)(ii)(B).

(d)          Voting. The holders of the Series A Preferred Stock shall have no voting rights except that they shall have the right to vote on any matter relating to the rights and privileges of the Series A Preferred Stock.

(e)          Mandatory Conversion.

The holders of the Series A Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(1)         Trigger Events. Upon the closing of the sale of shares of Common Stock to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the time of such closing, the “Mandatory Conversion Time”), (x) all outstanding shares of Series A Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective conversion rate as calculated pursuant to Section 4.2(e)(3) and (y) such shares may not be reissued by the

Corporation.

(2)         Procedural Requirements.    All holders of record of shares of Series A Preferred Stock shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Series A Preferred Stock pursuant to this Section 4.2(e). Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of such notice, each holder of shares of Series A Preferred Stock in certificated form shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Series A Preferred Stock converted pursuant to Section 4.2(e)(1), including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender any certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of any certificate or certificates of such holders (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Section 4.2(e)(2). As soon as practicable after the Mandatory Conversion Time and, if applicable, the surrender of any certificate or certificates (or lost certificate affidavit and agreement) for Series A Preferred Stock, the Corporation shall (a) issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and (b) pay cash to such holder of Series A Preferred Stock (x) as provided in Section 4.2(e)(4) in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and (y) the payment of any declared but unpaid dividends as of the date of the conversion on the shares of Common Stock issuable upon such conversion. Such converted Series A Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series A Preferred Stock accordingly.

(3)         Conversion Ratio.    Each share of Series A Preferred Stock shall be converted at the Mandatory Conversion Time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the Series A Original Issue Price by the Series A Conversion Price (as defined below) in effect at the time of conversion. The “Series A Conversion Price” shall initially be equal to the initial public offering price of each share of Common Stock at the Mandatory Conversion Time. Such initial Series A Conversion Price, and the rate at which shares of Series A Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

(4)         Fractional Shares.    No fractional shares of Common Stock shall be issued

upon conversion of the Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors of the Corporation. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

(5)         Reservation of Shares.   The Corporation shall at all times when the Series A Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Series A Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation. Before taking any action which would cause an adjustment reducing the Series A Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock at such adjusted Series A Conversion Price.

(6)         Effect of Conversion.    All shares of Series A Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Mandatory Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Section 4.2(e)(4) and to receive payment of any dividends declared but unpaid thereon. Any shares of Series A Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series A Preferred Stock accordingly.

(7)         No Further Adjustment.    Upon any such conversion, no adjustment to the Series A Conversion Price shall be made for any declared but unpaid dividends on the Series A Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

(8)         Taxes.    The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series A Preferred Stock pursuant to this Section 4.2(e). The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series A Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

(f)          Optional Redemption by the Corporation.

(1)         The Corporation may redeem the Series A Preferred Stock, in whole at any time or from time to time in part, at the option of the Corporation, for cash, at a redemption price equal to the Series A Original Issue Price, plus any declared but unpaid dividends (such date fixed for redemption, the “Redemption Date”).

(2)         The Corporation shall send written notice of the redemption (the “Redemption Notice”) to each holder of record of Series A Preferred Stock to be redeemed not less than 30 days prior to each Redemption Date. Each Redemption Notice shall state:

(i)          the number of shares of Series A Preferred Stock held by the holder that the Corporation shall redeem on the Redemption Date specified in the Redemption Notice;

(ii)         the Redemption Date and the Redemption Price; and

(iii)        for holders of shares in certificated form, that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Series A Preferred Stock to be redeemed.

(3)         On or before the applicable Redemption Date, each holder of shares of Series A Preferred Stock to be redeemed on such Redemption Date shall, if a holder of shares in certificated form, surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. In the event less than all of the shares of Series A Preferred Stock represented by a certificate are redeemed, a new certificate, instrument, or book entry representing the unredeemed shares of Series A Preferred Stock shall promptly be issued to such holder.

(4)         If the Redemption Notice shall have been duly given and, if on the applicable Redemption Date, the Redemption Price payable upon redemption of the shares of Series A Preferred Stock to be redeemed on such Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then notwithstanding that any certificates evidencing any of the shares of Series A Preferred Stock so called for redemption shall not have been surrendered, dividends with respect to such shares of Series A Preferred Stock shall cease to accrue after such Redemption Date and all rights with respect to such shares shall forthwith after the Redemption

Date terminate, except only the right of the holders to receive the Redemption Price without interest upon surrender of any such certificate or certificates therefor.

(g)          Redeemed or Otherwise Acquired Shares.    Any shares of Series A Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Series A Preferred Stock following redemption.

(h)          Waiver.    Any of the rights, powers, preferences and other terms of the Series A Preferred Stock set forth herein may be waived on behalf of all holders of Series A Preferred Stock by the affirmative written consent or vote of the holders of at least a majority of the shares of Series A Preferred Stock then outstanding.

(i)          Notices.    Any notice required or permitted by the provisions of this Article IV to be given to a holder of shares of Series A Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the DGCL, and shall be deemed sent upon such mailing or electronic transmission.

ARTICLE V

Subject to any additional vote required by the Certificate of Incorporation or Bylaws, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

ARTICLE VI

The name and mailing address of the incorporator is:

Pankaj Mohan

Oncobiologics, Inc.

7 Clarke Drive

Cranbury, New Jersey 08512

ARTICLE VII

Subject to any additional vote required by the Certificate of Incorporation, the number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation.

ARTICLE VIII

Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE IX

To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL or any other law of the State of Delaware is amended after approval by the stockholders of this Article Ninth to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

Any repeal or modification of the foregoing provisions of this Article IX by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

ARTICLE X

To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which DGCL permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL.

Any amendment, repeal or modification of the foregoing provisions of this Article X shall not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification.

ARTICLE XI

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or the Corporation’s certificate of incorporation or bylaws or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of

Chancery, or for which the Court of Chancery does not have subject matter jurisdiction.

If any provision or provisions of this Article XI shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XI (including, without limitation, each portion of any sentence of this Article XI containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

ARTICLE XII

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

*     *     *

I, THE UNDERSIGNED, being the incorporator herein before named, for the purpose of forming a corporation pursuant to the DGCL, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 22nd day of October 2015.

/s/ Pankaj Mohan
Pankaj Mohan
Incorporator

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